Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                                TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces Clinical Data Reported at ASCO

— Genentech Also Announces Decision to Advance Trastuzumab-DM1
to Phase II Testing —

CAMBRIDGE, MA, June 3, 2007 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced that encouraging clinical findings with TAP compounds for the treatment of solid tumors were reported at the 43rd American Society of Clinical Oncology (ASCO) Annual Meeting taking place in Chicago, IL.

Clinical findings with three different TAP compounds — trastuzumab-DM1, huN901-DM1, and huC242-DM4 — were reported. Highlights include:

•        4 of the 10 patients who received 2.4 or 3.6 mg/kg of trastuzumab-DM1 had an objective response (abstract #1042). These patients all had HER2-expressing metastatic breast cancer that had progressed on a chemotherapy regimen that included Herceptin® (trastuzumab).

•        Marked tumor shrinkage was seen with huN901-DM1 in patients with relapsed small-cell lung cancer (SCLC) or other CD56-expressing small-cell carcinoma (abstract #18084).

•        HuC242-DM4 has not been associated with dose-limiting toxicity in Phase I evaluation at doses expected to demonstrate activity in Phase II testing (abstract #3062).

Mitchel Sayare, Chairman and CEO, commented, “These findings demonstrate the activity and tolerability of TAP compounds for the treatment of solid tumors, and complement findings we’ve reported for hematological, or liquid, tumors. Genentech has now announced plans to advance trastuzumab-DM1 into Phase II testing for the treatment of HER2-positive metastatic breast cancer and we’ll start a Phase II trial of huC242-DM4 in the treatment of gastric cancer in the next few weeks. Later this year we expect to announce the next steps in the development of our huN901-DM1 compound.”

Clinical Findings Reported

Trastuzumab-DM1

Trastuzumab-DM1 consists of ImmunoGen’s cell-killing agent, DM1, attached to Genentech’s HER2-binding antibody, trastuzumab. The compound is in development by Genentech. The poster, “A phase I study of trastuzumab-DM1 (T-DM1), a first-in-class HER2 antibody-drug conjugate (ADC), in patients (pts) with HER2+ metastatic breast cancer (BC),” presented at ASCO, included information on the trial design, patient profile, and study findings.

To be eligible for enrollment in this trial, patients must have HER2-positive metastatic breast cancer that has progressed on treatment with Herceptin plus chemotherapy. Increasing doses of trastuzumab-DM1 — given once every three weeks — were administered to new patients until the maximum tolerated dose (MTD) of the compound was established, and then nine additional patients were dosed at the MTD.

Eighteen patients had been enrolled in this ongoing study, with an average (median) age of 50. In addition to prior treatment with Herceptin, these patients had received multiple prior chemotherapy regimens (median of 7.5).

Interim results reported include:

•        The MTD of trastuzumab-DM1, given every three weeks, is 3.6 mg/kg.

•        Four ongoing partial responses have been observed at doses at or below the MTD.

•        Adverse events more severe than Grade 1 have been infrequent and manageable.

•        Rapidly reversible Grade 4 thrombocytopenia was dose limiting at 4.8 mg/kg. At the MTD, any thrombocytopenia seen was generally Grade 1 and rapidly reversible. There were no reports of neutropenia or leukopenia.

•        No cardiac toxicity was observed.

Additionally, in conjunction with the ASCO meeting, Genentech has announced that it plans to initiate a Phase II clinical trial of trastuzumab-DM1 in HER2-positive metastatic breast cancer.

HuN901-DM1

HuN901-DM1 is wholly owned by ImmunoGen. The findings reported in the abstract, “Phase II trial of huN901-DM1 in patients with relapsed small cell lung cancer (SCLC) and CD56-positive small cell carcinoma,” are from the Company’s Study 001.

Among the 30 patients receiving huN901-DM1 in this study:

•        2 patients had a partial response. One was a patient with relapsed SCLC whose partial response lasted for eighteen weeks; the other patient received just one treatment cycle, and her response was not sustained.

•        5 patients had stable disease lasting for six to eighteen weeks.

Objective responses, including a complete remission, also have been reported in the two other ongoing huN901-DM1 studies — Study 002 Phase I trial in SCLC and other CD56-positive solid tumors and Study 003 Phase I trial in multiple myeloma.

HuC242-DM4

HuC242-DM4 also is wholly owned by ImmunoGen. The poster presented at ASCO, “A phase I study of a CanAg-targeted immunoconjugate, huC242-DM4, in patients with CanAg-expressing solid tumors,” reports on the findings to date in an ongoing Phase I study designed to assess the tolerability of the compound and establish its MTD. Most of the patients enrolled in this study to date had colon cancer that had failed treatment with multiple prior therapies.

Findings to date include:

•        Dose-limiting toxicity has not been seen with huC242-DM4 at doses up to and including 168 mg/m2, administered once every three weeks. The MTD of the compound has not yet been established.

•        The half-life of huC242-DM4 is five days in patients with low plasma levels of CanAg. In contrast, the Company’s earlier huC242-DM1 compound had a half-life of approximately two days.

The Company will assess the activity of huC242-DM4 in a Phase II study in gastric (stomach) cancer. Study center initiation is underway and patient dosing is expected to begin in June/July 2007. Many cases of gastric cancer express CanAg and there is no standard front-line chemotherapeutic treatment for this disease. Gastric cancer has been found to be highly sensitive to huC242-DM4 in preclinical studies. The American Cancer Society estimates that, in 2007 alone, 21,260 new cases of gastric cancer will be diagnosed in the US and 11,210 people will die from the disease.

About ImmunoGen’s TAP Technology

ImmunoGen created its TAP technology to enhance the anticancer activity of tumor-targeting monoclonal antibodies while maintaining a favorable tolerability profile. ImmunoGen attaches to an antibody one of the Company’s proprietary cell-killing agents (DM1, DM4). The antibody serves to deliver the agent specifically to cancer cells and the agent serves to kill the cancer cells. The agent is attached using one of the Company’s “linkers.” ImmunoGen has developed alternative cell-killing agents and linkers so the best product design can be achieved for each antibody and its target.

ImmunoGen uses its cell-killing agents with its wholly-owned antibodies to create its own anticancer compounds. ImmunoGen also outlicenses its technology for use by other companies with their proprietary antibodies. A number of major biotechnology and pharmaceutical companies have licensed access to the Company’s technology.

About Trastuzumab-DM1

Trastuzumab-DM1 comprises ImmunoGen’s cell-killing agent, DM1, and Genentech’s HER2-binding antibody, trastuzumab. It is in development by Genentech under an agreement that provides Genentech with exclusive rights to use ImmunoGen’s maytansinoid TAP technology with antibodies that target HER2. In the Phase I study presented at ASCO, the most common side effects at doses at or below the MTD were fatigue (Grade 1) and thrombocytopenia (Grade 1). Severe (Grade 3/4) adverse events considered related to study drug at any dose level consisted of thrombocytopenia. Other severe adverse events reported were muscular weakness, musculoskeletal chest pain, dyspnea and pleural effusion.

About HuN901-DM1

HuN901-DM1 is wholly owned by ImmunoGen. This TAP compound consists of ImmunoGen’s DM1 cell-killing agent attached to the Company’s huN901 antibody, which targets CD56. CD56-positive cancers include multiple myeloma and certain other hematological malignancies, SCLC, and other cancers of neuroendocrine origin. ImmunoGen is giving highest priority to the development of this compound for the treatment of multiple myeloma as this is expected to be its fastest route to market. In the Phase II study reported at ASCO, three patients had a severe headache after the initial infusion of huN901-DM1; their symptoms improved markedly after 24 hours and then resolved completely. Severe headache did not occur in subsequent patients who were premedicated with steroids. A patient with a history of diabetic neuropathy and prior cisplatin treatment had Grade 4 hyperesthesia.

About HuC242-DM4

This TAP compound also is wholly owned by ImmunoGen. It consists of the Company’s DM4 cell-killing agent attached to its huC242 antibody, which targets CanAg. CanAg is expressed on gastric, pancreatic, colorectal and other gastrointestinal tumors as well as on many non-small-cell lung cancers. In the Phase I study reported at ASCO, two patients experienced decreased visual acuity (Grade 2 and Grade 3) associated with corneal infiltrate and keratitis at 223 mg/m2. Both patients were subsequently treated with lubricating eye drops and have returned to baseline.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing — huN901-DM1 and huC242-DM4. Three anticancer compounds are in clinical testing through ImmunoGen’s collaborations with other companies — AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Multiple compounds are in research/preclinical development.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes; the outcome of the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

Herceptin® is a registered trademark of Genentech.

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